Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

●	Registration Statement on Form S-8 (No. 333-253787) pertaining to the following plans:
●	2019 Equity Incentive Plan, as amended
●	2019 Employee Stock Purchase Plan

●	Registration Statement on Form S-8 (No. 333-237072) pertaining to the following plans:
●	2019 Equity Incentive Plan

●	Registration Statement on Form S-8 (No. 333-234342) pertaining to the following plans:
●	2019 Equity Incentive Plan
●	2019 Employee Stock Purchase Plan
●	2017 Equity Incentive Plan
●	2008 Stock Plan

of our reports dated March 1, 2022, with respect to the consolidated financial statements of Progyny, Inc. and the effectiveness of internal controls over financial reporting of Progyny, Inc. included in this Annual Report (Form 10-K) of Progyny, Inc. for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, New York

March 1, 2022